Exhibit 99.1

Milagro Oil & Gas, Inc. Announces Third Quarter Financial Results and Provides an Operational Update

Houston, November 23, 2011 – Milagro Oil & Gas, Inc. (the “Company”) today announced financial results for the third quarter of 2011.

Financial and Operating Highlights

•	Increased third quarter oil and natural gas revenues, including derivative settlements and unrealized gains, by approximately $17.3 million, or 43%, when compared to the same period in 2010.

•	Recorded net income of approximately $25.0 million for the third quarter of 2011, an approximately $28.1 million year-over-year increase from the third quarter of 2010.

•	Generated adjusted EBITDA of approximately $20.1 million in the third quarter of 2011 versus approximately $25.9 million for the same period of 2010.

•	Negotiated LLS (Louisiana Light Sweet) crude differential for oil produced from our Magnet Withers Field.

•	Renegotiated the majority of our power purchase contracts.

Production

For the third quarter of 2011, net production of oil, natural gas, and natural gas liquids (NGLs) was 699,000 barrels of oil equivalent (Boe), a 15% decrease from the third quarter of 2010. The 2011 third quarter production consisted of 245,000 Boe of oil and NGLs, and 2,726 million cubic feet (MMcf) of natural gas. The Company’s production volumes in 2011, as compared to 2010, decreased primarily due to natural decline in production and the shutting in of producing properties in Louisiana due to flooding from the Mississippi River from May 11, 2011 through August 9, 2011. Natural gas represented approximately 65% and 70% of the Company’s total production in the three months ended September 30, 2011 and 2010, respectively.

Operations

The Company completed the purchase of certain South Texas producing assets during the third quarter of 2011. The assets acquired in the transaction include 77 wells in Starr and Hidalgo Counties, Texas, 60 of which are currently operated by Milagro Exploration, LLC, a wholly-owned subsidiary of the Company. The acquisition, which closed September 29, 2011, adds approximately 15.0 billion cubic feet (Bcfe) of net proved reserves to the Company.

Conference Call

Company management will hold a conference call to discuss the information described in this press release and in the financial statements for the third quarter of 2011 on November 29, 2011 at 10:00 AM Central Standard Time. Participants are invited to dial in to the conference call by dialing 1-877-408-3431 a few minutes prior to the commencement of this call.

About Milagro Oil & Gas

Milagro Oil & Gas, Inc. is an independent energy company based in Houston, Texas that is engaged in the acquisition, development, exploitation, and production of oil and natural gas. The Company’s historic geographic focus has been along the onshore Gulf Coast area, primarily in Texas, Louisiana, and Mississippi. The Company operates a significant portfolio of oil and natural gas producing properties and mineral interests in this region and has expanded its footprint through the acquisition and development of additional producing or prospective properties in North Texas and Western Oklahoma.

1301 McKinney, Suite 500 · Houston, Texas 77010 · Main: 713-750-1600 · Fax: 713-658-0617

Additional information on Milagro Oil & Gas, Inc. is available on the Company’s website at http://www.MilagroExploration.com/.

Contact: Milagro Oil & Gas, Inc., Houston, Texas

Robert D. LaRocque, 713-750-1638

Source: Milagro Oil & Gas, Inc.

Discussion of EBITDA

EBITDA (earnings before interest, taxes, depreciation, and amortization) represents total net income (loss) before net impact from interest rate derivatives, interest and related expenses (net of amounts capitalized), income tax expense (benefit), loss on extinguishment of debt, depreciation, depletion and amortization and full cost ceiling impairments. Adjusted EBITDA represents EBITDA adjusted for unrealized hedging gains/losses, accretion on asset retirement obligations, stock-based compensation, and non-recurring costs. The Company has reported EBITDA and Adjusted EBITDA because the Company believes each is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance. The Company believes EBITDA and Adjusted EBITDA assist investors in comparing a company’s performance on a consistent basis. Neither EBITDA nor Adjusted EBITDA is a calculation based on GAAP, and should not be considered an alternative to net income in measuring the Company’s performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in the Company’s consolidated statements of cash flows. Investors should carefully consider the specific items included in the Company’s computation of EBITDA and Adjusted EBITDA. While EBITDA and Adjusted EBITDA have been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that EBITDA and Adjusted EBITDA as reported by the Company may not be comparable in all instances to EBITDA and Adjusted EBITDA as reported by other companies. EBITDA and Adjusted EBITDA amounts may not be fully available for management’s discretionary use due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on the Company’s GAAP results.

The decrease in EBITDA for the third quarter of 2011 as compared to the same period of 2010 is mainly attributed to a decrease in realized commodity hedged revenues. Part of this reduction in hedged revenues relates to hedge liquidations in the first quarter of 2011 that had the effect of accelerating EBITDA into the early part of the year.

MILAGRO OIL & GAS, INC.

RECONCILIATION OF EBITDA

(In thousands)

	Three Months Ended
	September 30,
	2011	2010
Net Income (loss)	$25,028	$(3,091)

Net (gain) loss on interest rate derivatives	(2,767)	813
Income Tax Exp (benefit)	—	—
Interest and related expenses, net of amounts capitalized	8,444	12,130
Loss on extinguishment of debt	—	—
Depreciation, Depletion & Amortization	12,320	14,190
Ceiling test write-down	—	—
Other income (expense)	339	23

EBITDA	43,364	24,065

Hedged revenue, unrealized (gain) loss	(24,068)	701
Accretion of Asset retirement obligation	798	642
Stock-based Compensation	—	447
Non-recurring costs	133	—

ADJUSTED EBITDA	$20,094	$25,855

1301 McKinney, Suite 500 · Houston, Texas 77010 · Main: 713-750-1600 · Fax: 713-658-0617